EXHIBIT 3.25
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
· First; The name of the limited liability company is CHHS Holdings, LLC
· Second: The address of its registered office in the State of Delaware is 9 East Loockerman Street, Suite 18 in the City of Dover.
The name of its Registered agent at such address is National Registered Agents, Inc.
· Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is                                         .”
· Fourth: (Insert any other matters the members determine to include herein.)
In Witness Whereof, the undersigned have executed this Certificate of Formation of CHHS Holdings, LLC this 19th day of January 2005.

By:	/s/ Robin Joi Keck
Authorized Person(s)
Name:	Robin Joi Keck
Title:	Organizer
Type or Print
State of Delaware
Secretary of State
Division of Corporations
Delivered 07:05 PM 01/19/2005
FILED 07:05 PM 01/19/2005
SRV 050046662 — 3914324 FILE